HLS Systems International Ltd.

June 2, 2008

Mr. Chen Qingtai

Re: Potential Service as a Member of the Board of Directors

Dear Mr. Chen:

I am writing to let you know that the members of the Board of Directors of HLS Systems International, Ltd. (the "Company") is prepared to move forward with adding you to the Board as a director. This letter is intended to outline some basic matters relating to your potential Board service. We will be preparing more complete director orientation materials, and (assuming that you join the Board) we will forward those materials to you when they are completed.

The following factors relate to service on the Board of the Company:

1. Term. Your service will commence immediately after the existing Board of Directors adopts a resolution to add you as a board member and you confirm your acceptance of the appointment.

2. Compensation. In addition to reimbursement of expenses incurred in attending meetings, members of the Board of Directors receive compensation in the form of cash and stock options. Your compensation as a director will be $2,000 monthly, and you will be issued a total of 30,000 options vesting quarterly over a period of 3 years.

3. Corporate Governance. The Company is subject to all requirements of a U.S.-based public company, and we are applying for listing on a national exchange. As a result, we will be required to have the customary committees and independence expected of a U.S. public company. We will adopt charters for the Board Committees and a Code of Conduct.

4. Meetings. We anticipate that we will have four (4) regular meetings per year. These meetings may be telephonic, although we anticipate at least one meeting per year will be in person, in China, although we will consider alternate locations based on other travel commitments of our directors.

CQT

After you have reviewed these materials, please let me know if you remain interested in serving on the Board. If you are interested, we will move forward with your candidacy promptly, either by written consent or at the next scheduled Board meeting.

I look forward to hearing from you.

Very truly yours,

Dr. Wang Changli
President and Director

CQT

June 2, 2008

HLS Systems International Ltd.
10 Jiancaicheng Middle Road,
Xisanqi, Haidian District,
Beijing, PRC

Dear Sirs,

I hereby accept the position as Director of the Company subject to the Memorandum and Articles of Association.

Yours faithfully

/s/ Chen Qingtai
Chen Qingtai
Director